Exhibit 10.19

DESCRIPTION OF COMPENSATION ARRANGEMENTS FOR INDEPENDENT DIRECTORS

Director Compensation Structure
Each of our independent directors is expected to receive:

•	An annual cash retainer of $100,000, paid in four, equal installments following each quarter of service.

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If a director attends more than twenty (20) Board and Board committee meetings in aggregate during a calendar year, a cash meeting fee of $2,000 for each Board and committee meeting attended during such year in excess of such threshold, paid in aggregate following completion of such year.

•	An annual equity award with a target award value of $175,000.

•	Reimbursement for Envista-related out-of-pocket expenses, including travel expenses.
In addition, the Board chair is expected to receive an annual cash retainer of $62,500 and an annual equity award with a target value of $62,500, the chair of the Audit Committee is expected to receive an annual cash retainer of $20,000, the chair of the Compensation Committee an annual cash retainer of $15,000, and the Chair of the Nominating and Governance Committee an annual retainer of $10,000, with all cash retainers paid in four, equal installments following each quarter of service.
Each of the directors designated by Danaher for nomination to our Board pursuant to Danaher’s rights under the separation agreement is expected to receive from Danaher (not Envista) a one-time cash payment for service on the Board between the date of this offering and the date Danaher no longer controls a majority of the total voting power of Envista’s outstanding shares with respect to the election of directors (the “Disposition Date”). The cash payment will be based on an annual rate of $275,000 and will be pro-rated as necessary based on the number of months the director serves on the Envista Board between the date of this offering and Disposition Date (with any partial month counting as a full month). This cash payment will be paid in a lump sum between the Disposition Date and the date that is thirty (30) days following the Disposition Date.
Mr. Aghdaei will receive no additional compensation (other than his compensation as President and CEO) for his service on the Envista Board.